CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated February 20, 2020, contained in this annual report on Form 10-K with respect to the consolidated financial statements of VolitionRx Limited, in its registration statements on Form S-3 (Registration Statement Nos. 333-195213, 333-227248, 333-227731 and 333-236335) and its registration statements on Form S-8 (Registration Statement Nos. 333-208512, 333-214118, 333-221054, 333-227565 and 333-236336).

/s/ Sadler Gibb & Assoc.

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 20, 2020